SHARE EXCHANGE AGREEMENT

by and among

WINDAUS GLOBAL ENERGY, INC.

WINDSTREAM TECHNOLOGIES, INC.

and

THE SHAREHOLDERS OF

WINDSTREAM TECHNOLOGIES, INC.

NAMED HEREIN

Dated as of May 22, 2013

(1)

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of May 22, 2013, is by and among WINDAUS GLOBAL ENERGY, INC., a Wyoming corporation, formerly known as Blue Star Entertainment Technologies, Inc. (“Windaus”), WINDSTREAM TECHNOLOGIES, INC., a California corporation (“WindStream”), and the individuals identified on Annex A hereto (together referred to herein as the “Shareholders” and each a “Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

A. Windaus, Windaus Global Energy, Inc., a company incorporated pursuant to the laws of the Province of Ontario (“OpCo”), and David Worrall (the “Rescinding Shareholder”) entered into and consummated a Share Exchange Agreement, dated November 27, 2012, pursuant to which, the shareholders of OpCo agreed to transfer its, in aggregate, 100 ordinary shares of capital stock of OpCo in exchange for the right to receive 36,000,000 shares of the Common Stock of Windaus that, in the aggregate, constituted sixty percent (60%) of the issued and outstanding capital stock of Windaus as of and immediately after the closing; certificates for the Windaus stock have not been issued to the Rescinding Shareholders.

B. The Rescinding Shareholder and Windaus have entered into a Rescission Agreement providing for the return of the OpCo stock to the former shareholders of OpCo in exchange for termination of the right to receive 36,000,000 shares of Windaus common stock, effective concurrently with the Closing of this Agreement.

C. WindStream has 975,000 shares of common stock (the “WindStream Stock”), issued and outstanding, 35,000 shares of Seed 1 Preferred Stock, 463,908 shares of Seed 2 Preferred Stock and 336,700 shares of Series A Preferred Stock, all of which are held by the Shareholders. Each Shareholder is the record and beneficial owner of the number of shares of WindStream Stock set forth opposite such Shareholder’s name on Annex A hereto. Each Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) shares of WindStream Stock in exchange for a number of newly issued shares of the Common Stock, $0.001 par value, of Windaus (the “Windaus Stock”) that will, in the aggregate, constitute approximately sixty-five percent (65%) of the issued and outstanding capital stock of Windaus as of and immediately after the Closing but prior to giving effect to the Financing (as defined below). Each share of common stock, Seed 1, Seed 2 and Series A Preferred Stock of WindStream will be exchanged for shares of common stock of Windaus on an approximately 1:25.80 basis.

D. The number of shares of Windaus Stock to be received by each Shareholder is listed opposite each such Shareholder’s name on Annex A. The aggregate number of shares of Windaus Stock that is reflected on Annex A is referred to herein as the “Shares.”

E. The current shareholders of Windaus have agreed to rescind the share exchange agreement entered dated on or about

C. The Board of Directors of each of Windaus and WindStream has determined that it is desirable to effect this plan of reorganization and share exchange.

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AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1.        Exchange by the Shareholders. At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to Windaus its WindStream Stock free and clear of all Liens in exchange for the Windaus Stock listed on Annex A opposite such Shareholder’s name.

1.2.        Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Lucosky Brookman LLP in Iselin, NJ commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of the Shareholders

Each of the Shareholders hereby severally (and not jointly) represents and warrants to Windaus with respect to itself, as follows.

2.1.          Good Title. The Shareholder is the record and beneficial owner, and has good title to its WindStream Stock, with the right and authority to sell and deliver such WindStream Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Windaus as the new owner of such WindStream Stock in the share register of WindStream, Windaus will receive good title to such WindStream Stock, free and clear of all Liens.

2.2.          Organization. Each Shareholder that is an entity is duly organized and validly existing in its jurisdiction of organization.

2.3.          Power and Authority. The Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions. All acts required to be taken by the Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof, , except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.4.          No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.5.          Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6.          No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.7.          Purchase Entirely for Own Account. The Windaus Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Windaus Stock, except in compliance with applicable securities laws.

2.8.          Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Windaus.

2.9.          Non-Registration. The Shareholder understands that the Windaus Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Windaus Stock in accordance with Windaus’s charter documents or the laws of its jurisdiction of incorporation.

2.10.       Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Windaus Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

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2.11.       Accredited Investor. The Shareholder is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Shares.

2.12.       Legends. The Shareholder hereby agrees with Windaus that the Windaus Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.13.       Additional Legend; Consent. Additionally, the Windaus Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Shareholder consents to Windaus making a notation on its records or giving instructions to any transfer agent of Windaus Stock in order to implement the restrictions on transfer of the Shares.

ARTICLE III
Representations and Warranties of WindStream

WindStream represents and warrants as follows to Windaus.

3.1.          Organization, Standing and Power. WindStream and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on WindStream, a material adverse effect on the ability of WindStream to perform its obligations under this Agreement or on the ability of WindStream to consummate the Transactions (a “WindStream Material Adverse Effect”). WindStream and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a WindStream Material Adverse Effect. WindStream has delivered to Windaus true and complete copies of the WindStream Charter, the WindStream Bylaws, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2.          Subsidiaries; Equity Interests. (a)             All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by WindStream, by another subsidiary of WindStream or by WindStream and another subsidiary of WindStream, free and clear of all Liens. Except for its interests in its subsidiaries, WindStream does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3.          Capital Structure. The authorized capital stock of WindStream consists of 9,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of the date hereof, 975,000 shares of common stock, 35,000 shares of Seed 1 Preferred Stock, 463,908 shares of Seed 2 Preferred Stock and 336,700 shares of Series A Preferred Stock are issued and outstanding. Except as set forth on Annex C attached hereto, no shares of capital stock or other voting securities of WindStream are issued, reserved for issuance or outstanding. WindStream is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of WindStream and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusapreemptive right, subscription right or any similar right under any provision of the law of California, the WindStream Charter, the WindStream Bylaws or any Contract to which WindStream is a party or otherwise bound. Except as set forth on Annex C, there are not any bonds, debentures, notes or other indebtedness of indStream or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of WindStream’s capital stock or the capital stock of any of its subsidiaries may vote (“Voting WindStream Debt”). Except as set forth on Annex C, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which WindStream or any of its subsidiaries is a party or by which any of them is bound (a) obligating WindStream or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, WindStream or any of its subsidiaries or any Voting WindStream Debt, (b) obligating WindStream or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of WindStream or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of WindStream to repurchase, redeem or otherwise acquire any shares of capital stock of WindStream

(4)

3.4.          Authority; Execution and Delivery; Enforceability. WindStream has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by WindStream of this Agreement and the consummation by WindStream of the Transactions have been duly authorized and approved by the Board of Directors of WindStream and no other corporate proceedings on the part of WindStream are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against WindStream in accordance with its terms. , except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.5.          No Conflicts; Consents. (a)             The execution and delivery by WindStream of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of WindStream or any of its subsidiaries under, any provision of (i) the WindStream Charter, the WindStream Bylaws or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material Contract to which WindStream or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to WindStream or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a WindStream Material Adverse Effect.

(b)            Except for any required filings under applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to WindStream or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6.          Taxes. (a)             Each of WindStream and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to timely file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a WindStream Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to timely pay or pay, individually or in the aggregate, has not had and would not reasonably be expected to have a WindStream Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of WindStream know of no basis for any such claim.

(b)            The WindStream Financial Statements reflect an adequate reserve for all Taxes payable by WindStream and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. To the knowledge of WindStream no deficiency with respect to any Taxes has been proposed, asserted or assessed against WindStream or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a WindStream Material Adverse Effect.

3.7.          Benefit Plans. (a)             WindStream does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of WindStream or any of its subsidiaries (collectively, “WindStream Benefit Plans”). As of the date of this Agreement there are not any severance or termination agreements or arrangements between WindStream or any of its subsidiaries and any current or former employee, officer or director of WindStream or any of its subsidiaries, nor does WindStream or any of its subsidiaries have any general severance plan or policy.

3.8.          Litigation. There is no Action against or affecting WindStream or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a WindStream Material Adverse Effect. Neither WindStream nor any of its subsidiaries, nor to the knowledge of any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9.          Compliance with Applicable Laws. WindStream and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a WindStream Material Adverse Effect. WindStream has not received any written communication during the past two years from a Governmental Entity that alleges that WindStream is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10.       Brokers. Except as set forth in the WindStream Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of WindStream or any of its subsidiaries.

3.11.       Contracts. There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of WindStream and its subsidiaries taken as a whole. Neither WindStream nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a WindStream Material Adverse Effect.

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3.12.       Title to Properties. Neither WindStream nor any of its subsidiaries own any real property. WindStream and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses, except to the extent the failure of having such sufficient title or valid leasehold interest, would not reasonably be expected to have a Material Adverse Effect.. All such assets and properties, other than assets and properties in which WindStream or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the WindStream Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of WindStream and its subsidiaries to conduct business as currently conducted.

3.13.       Intellectual Property. WindStream and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of WindStream and its subsidiaries taken as a whole. There are no claims pending or, to the knowledge of WindStream, threatened that WindStream or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of WindStream, no person is infringing the rights of WindStream or any of its subsidiaries with respect to any Intellectual Property Right.

3.14.       Financial Statements. WindStream has delivered to Windaus its unaudited consolidated financial statements for the years ended December 31, 2011 and 2012 (the “WindStream Financial Statements”). The WindStream Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated. The WindStream Financial Statements fairly present in all material respects the financial condition and operating results of WindStream, as of the dates, and for the periods, indicated therein. WindStream does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2012, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the WindStream Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a WindStream Material Adverse Effect.

3.15.       Transactions with Affiliates and Employees. None of the officers or directors of WindStream and, to the knowledge of WindStream, none of the employees of WindStream is presently a party to any transaction with WindStream or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of WindStream, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.16.       Solvency. Based on the financial condition of WindStream as of the Closing Date (and assuming that the Closing shall have occurred), (a) WindStream’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of WindStream’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) WindStream’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by WindStream, and projected capital requirements and capital availability thereof, and (c) the current cash flow of WindStream, together with the proceeds WindStream would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. WindStream does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.17.       Investment Company. WindStream is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.18.       Foreign Corrupt Practices. Neither WindStream, nor any of its subsidiaries, nor, to WindStream’s knowledge, any director, officer, agent, employee or other person acting on behalf of WindStream or any of its subsidiaries has, in the course of its actions for, or on behalf of, WindStream (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; ; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.19.       Absence of Certain Changes or Events. From December 31, 2012 to the date of this Agreement, WindStream has conducted its business only in the ordinary course, and during such period there has not been:

(a)             any change in the assets, liabilities, financial condition or operating results of WindStream or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a WindStream Material Adverse Effect;

(b)            any damage, destruction or loss, whether or not covered by insurance, that would have a WindStream Material Adverse Effect;

(c)             any waiver or compromise by WindStream or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d)            any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by WindStream or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a WindStream Material Adverse Effect;

(e)             any material change to a material Contract by which WindStream or any of its subsidiaries or any of its respective assets is bound or subject;

(f)             any mortgage, pledge, transfer of a security interest in, or lien, created by WindStream or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair WindStream’s or its subsidiaries’ ownership or use of such property or assets;

(g)            any loans or guarantees made by WindStream or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)            any alteration of WindStream’s method of accounting or the identity of its auditors;

(i)              any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any WindStream Stock;

(j)              any issuance of equity securities to any officer, director or affiliate, except pursuant to existing WindStream stock option plans; or

(k)            any arrangement or commitment by WindStream or any of its subsidiaries to do any of the things described in this Section 3.19.

3.20.       Disclosure. All disclosure provided to Windaus regarding WindStream, its business and the Transactions, furnished by or on behalf of WindStream (including WindStream’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.21.       No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, to the knowledge of WindStream, or is contemplated to occur with respect to WindStream or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by WindStream under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by WindStream of its WindStream Stock and which has not been publicly announced.

3.22.       No Additional Agreements. WindStream does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

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ARTICLE IV
Representations and Warranties of Windaus

Windaus represents and warrants as follows to the Shareholders and WindStream.

4.1.          Organization, Standing and Power. Windaus is duly organized, validly existing and in good standing under the laws of the State of Wyoming and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Windaus, a material adverse effect on the ability of Windaus to perform its obligations under this Agreement or on the ability of Windaus to consummate the Transactions (a “Windaus Material Adverse Effect”). Windaus is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Windaus Material Adverse Effect. Windaus has delivered to WindStream true and complete copies of the Windaus Charter and the Windaus Bylaws, as amended through date of this Agreement..

4.2.          Subsidiaries; Equity Interests. Windaus does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3.          Capital Structure. The authorized capital stock of Windaus consists of unlimited shares of common stock, $.001 par value and unlimited shares of Preferred Stock. As of the date hereof 60,000,000 shares of Windaus’s common stock and no shares of preferred stock are issued and outstanding. Except as set forth on Annex C, no shares of capital stock or other voting securities of Windaus are issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Windaus are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Wyoming law, the Windaus Charter, the Windaus Bylaws or any Contract to which Windaus is a party or otherwise bound. Except as set forth on Annex C, there are not any bonds, debentures, notes or other indebtedness of Windaus having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Windaus’s common stock may vote (“Voting Windaus Debt”). Except as set forth on Aneex C, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Windaus is a party or by which it is bound (a) obligating Windaus to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Windaus or any Voting Windaus Debt, (b) obligating Windaus to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Windaus. As of the date of this Agreement, there are not any outstanding contractual obligations of Windaus to repurchase, redeem or otherwise acquire any shares of capital stock of Windaus. The stockholder list provided to WindStream is a current stockholder and such list accurately reflects all of the issued and outstanding shares of the Windaus’s common stock.

4.4.          Authority; Execution and Delivery; Enforceability. The execution and delivery by Windaus of this Agreement and the consummation by Windaus of the Transactions have been duly authorized and approved by the Board of Directors of Windaus and the holders of a majority of its capital stock and no other corporate proceedings on the part of Windaus are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Windaus, enforceable against Windaus in accordance with the terms hereof.

4.5.          No Conflicts; Consents. (a)             The execution and delivery by Windaus of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Windaus under, any provision of (i) the Windaus Charter or Windaus Bylaws, (ii) any material Contract to which Windaus is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.6(b), any material Order or material Law applicable to Windaus or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Windaus Material Adverse Effect.

(b)            No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Windaus in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

4.6.          Taxes. (a)             Windaus has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Windaus Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Windaus Material Adverse Effect.

(b)            The Windaus Financial Statements reflect an adequate reserve for all Taxes payable by Windaus (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Windaus, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Windaus Material Adverse Effect.

(c)             There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Windaus. Windaus is not bound by any agreement with respect to Taxes.

4.7.          Benefit Plans. Windaus does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Windaus. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Windaus and any current or former employee, officer or director of Windaus, nor does Windaus have any general severance plan or policy.

4.8.          Litigation. There is no Action against or affecting Windaus or any subsidiary or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Windaus Material Adverse Effect. Neither Windaus nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

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4.9.          Compliance with Applicable Laws. Windaus is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Windaus Material Adverse Effect. Windaus has not received any written communication during the past two years from a Governmental Entity that alleges that Windaus is not in compliance in any material respect with any applicable Law. This Section 4.9 does not relate to matters with respect to Taxes, which are the subject of Section 4.7.

4.10.       Contracts. 4.11.       There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Windaus taken as a whole. Windaus is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Windaus Material Adverse Effect.

4.12.       Title to Properties. Windaus has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Windaus has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Windaus to conduct business as currently conducted. Windaus has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Windaus enjoys peaceful and undisturbed possession under all such material leases.

4.13.       Intellectual Property. Windaus does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Windaus, threatened that Windaus is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.14.       Undisclosed Liabilities. Windaus has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Windaus or in the notes thereto. The Windaus Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of Windaus) due after the date hereof. All liabilities of Windaus shall be paid off in full and shall in no event remain liabilities of Windaus, WindStream or the Shareholders following the Closing.

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4.15.       Financial Statements. Windaus has delivered to WindStream and Shareholders its unaudited consolidated financial statements for the years ended December 31, 2011 and 2012 (the “Windaus Financial Statements”). The Windaus Financial Statements fairly present in all material respects the financial condition and operating results of Windaus, as of the dates, and for the periods, indicated therein. Windaus does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2012, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Windaus Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Windaus Material Adverse Effect.

4.16.       Transactions With Affiliates and Employees. None of the officers or directors of Windaus and, to the knowledge of Windaus, none of the employees of Windaus is presently a party to any transaction with Windaus or any subsidiary (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Windaus, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.17.       Solvency. Based on the financial condition of Windaus as of the Closing Date (and assuming that the Closing shall have occurred), (a) Windaus’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Windaus’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Windaus’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by Windaus, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Windaus, together with the proceeds Windaus would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Windaus does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.18.       Investment Company. Windaus is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.19.       Foreign Corrupt Practices. Neither Windaus, nor to Windaus’s knowledge, any director, officer, agent, employee or other person acting on behalf of Windaus has, in the course of its actions for, or on behalf of, Windaus (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.20.       Absence of Certain Changes or Events. From the date of the Windaus Financial Statements to the date of this Agreement, Windaus has conducted its business only in the ordinary course, and during such period there has not been:

(a)             any change in the assets, liabilities, financial condition or operating results of Windaus from that reflected in the Windaus Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Windaus Material Adverse Effect;

(b)            any damage, destruction or loss, whether or not covered by insurance, that would have a Windaus Material Adverse Effect;

(c)             any waiver or compromise by Windaus of a valuable right or of a material debt owed to it;

(d)            any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Windaus, except in the ordinary course of business and the satisfaction or discharge of which would not have a Windaus Material Adverse Effect;

(e)             any material change to a material Contract by which Windaus or any of its assets is bound or subject;

(f)             any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)            any resignation or termination of employment of any officer of Windaus;

(h)            any mortgage, pledge, transfer of a security interest in or lien created by Windaus with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Windaus’s ownership or use of such property or assets;

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(i)              any loans or guarantees made by Windaus to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)              any declaration, setting aside or payment or other distribution in respect of any of Windaus’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Windaus;

(k)            any alteration of Windaus’s method of accounting or the identity of its auditors;

(l)              any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Windaus stock option plans; or

(m)          any arrangement or commitment by Windaus to do any of the things described in this Section 4.23.

4.21.       Certain Registration Matters. Windaus has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Windaus registered with the SEC or any other governmental authority that have not been satisfied.

4.22.       Disclosure. All disclosure provided to the Shareholders regarding Windaus, its business and the Transactions, furnished by or on behalf of Windaus (including Windaus’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.23.       No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Windaus, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Windaus under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Windaus of its common stock and which has not been publicly announced.

4.24.       No Additional Agreements. Windaus does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

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ARTICLE V
Conditions to Closing

5.1.          Windaus Conditions Precedent. The obligations of the Shareholders and WindStream to enter into and complete the Closing are subject, at the option of the Shareholders and WindStream, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by WindStream and the Shareholders in writing.

(a)             Representations and Covenants. The representations and warranties of Windaus contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Windaus shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Windaus on or prior to the Closing Date. Windaus shall have delivered to the Shareholders and WindStream a certificate, dated the Closing Date, signed by an officer of the Windaus, to the foregoing effect.

(b)            Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of WindStream or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Windaus.

(c)             Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Windaus for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Windaus, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Windaus Material Adverse Effect.

(d)            No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the WindStream Financial Statements which has had or is reasonably likely to cause a Windaus Material Adverse Effect.

(e)             Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Windaus, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to WindStream and the Shareholders.

(f)             Satisfactory Completion of Due Diligence. WindStream and the Shareholders shall have completed their legal, accounting and business due diligence of Windaus and the results thereof shall be satisfactory to WindStream and the Shareholders in their sole and absolute discretion.

(g)            Secretary’s Certificate. Windaus shall have delivered to WindStream a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the Windaus Charter, the Windaus Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h)            Good Standing Certificate. Windaus shall have delivered to WindStream a certificate of good standing of Windaus dated within five (5) business days of Closing issued by the Secretary of State of Wyoming.

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(i)              Resignations and Appointments. Windaus shall have delivered to WindStream (i) a letter of resignation from each director and officer of Windaus resigning from all of their respective positions effective upon the Closing and (ii) evidence of the election of such directors and officers of Windaus as may be designated by WindStream, effective as of the Closing.

(j)              Payoff Letters and Releases. Windaus shall have delivered to WindStream such pay-off letters and releases relating to liabilities of Windaus as WindStream shall request, in form and substance satisfactory to WindStream.

(k)            Recession Agreement. Windaus shall have delivered to WindStream a Rescission Agreement in form and content satisfactory to WindStream.

(l)              Lien Searches. If requested, Windaus shall have delivered to WindStream the results of UCC, judgment lien and tax lien searches with respect to Windaus, the results of which indicate no liens on the assets of Windaus.

(m)          Release. Windaus shall have delivered to WindStream a duly executed release by the current directors and officers of Windaus and by Windaus in favor of WindStream and the Shareholders, in form and substance satisfactory to WindStream.

(n)            Issuance of Shares. Windaus shall have issued the Shares to the Shareholders on the stock ledger of Windaus in accordance with Annex A and shall have delivered a copy of such stock ledger to WindStream and the Shareholders. At or within five (5) business days following the Closing, Windaus shall deliver to each Shareholder a certificate representing the new shares of Windaus Stock issued to such Shareholder.

(p) Such other documents as WindStream may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Windaus evidencing the performance by Windaus, or the compliance by Windaus with, any covenant or obligation required to be performed or complied with by Windaus (iii) evidencing the satisfaction of any condition referred to in this Article V, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

5.2.          WindStream and Shareholder Conditions Precedent. The obligations of Windaus to enter into and complete the Closing is subject, at the option of Windaus, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Windaus in writing.

(a)             Representations and Covenants. The representations and warranties of the Shareholders and WindStream contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and WindStream shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and WindStream on or prior to the Closing Date. Each of WindStream and the Shareholders shall have delivered to Windaus a certificate, dated the Closing Date, to the foregoing effect.

(b)            Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Windaus, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of WindStream.

(c)             Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or WindStream for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholders or WindStream, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an WindStream Material Adverse Effect.

(d)            No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the WindStream Financial Statements which has had or is reasonably likely to cause an WindStream Material Adverse Effect.

(e)             Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Windaus, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Windaus.

(f)             Satisfactory Completion of Due Diligence. Windaus shall have completed its legal, accounting and business due diligence of WindStream and the Shareholders and the results thereof shall be satisfactory to Windaus in its sole and absolute discretion.

(g)            Secretary’s Certificate. WindStream shall have delivered to Windaus a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the WindStream Constituent Instruments and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h)            Good Standing Certificate. WindStream shall have delivered to Windaus a certificate of good standing of WindStream dated within five (5) business days of Closing reasonably satisfactory to Windaus.

(i)              Share Transfer Documents. Each Shareholder shall have delivered to Windaus the original certificate(s) representing its WindStream Stock, accompanied by a duly executed stock transfer power for transfer by the Shareholder of its WindStream Stock to Windaus.

(j)              Completion of Financing. The Financing shall have been completed or shall be completed simultaneously with the Closing.

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ARTICLE VI
Covenants

6.1.          Blue Sky Laws. Windaus shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Windaus Stock in connection with this Agreement.

6.2.          Public Announcements. Windaus and WindStream will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3.          Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4.          Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.5.          Exclusivity. No Party hereto shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Windaus or WindStream (as applicable), or any assets of Windaus or WindStream (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each Party shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6.          Access. Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

6.7.          Preservation of Business. From the date of this Agreement until the Closing Date, each of WindStream and Windaus shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

6.8.          Financing. Windaus shall use commercially reasonable efforts to raise not less than $250,000 nor more than $500,000 through the issuance of convertible notes and warrants, on terms that are reasonably satisfactory to WindStream and the Shareholders (the “Financing”), which Financing shall be consummated simultaneously with the Closing.

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ARTICLE VII
Miscellaneous

7.1.          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Windaus, to:

Windaus Global Energy, Inc.

.

Attention:

Facsimile:

with a copy to:

Attention:

Facsimile:

If to WindStream, to:

WindStream Technologies, Inc.

Attention:

Facsimile:

With a copy to:

Attention:

Facsimile:

If to the Shareholders at the addresses set forth in Annex A hereto.

7.2.          Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by WindStream, Windaus and Shareholders holding a majority of the Shares. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Shareholders then hold the Shares.

7.3.          Termination.

(a)             The Parties may terminate this Agreement as provided below:

(i)              WindStream, Windaus and a majority of the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)            Windaus may terminate this Agreement by giving written notice to WindStream and the Shareholders at any time prior to the Closing (A) in the event WindStream or any Shareholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Windaus has notified WindStream and/or the Shareholder of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before May 31, 2013 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from Windaus itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)          WindStream may terminate this Agreement by giving written notice to Windaus at any time prior to the Closing (A) in the event Windaus has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, WindStream has notified Windaus of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) if the Closing shall not have occurred on or before May 31, 2013 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from WindStream or any Shareholder breaching any representation, warranty, or covenant contained in this Agreement).

(b)            If any Party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

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7.4.          Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Windaus shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Windaus of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Windaus may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.5.          Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, Windaus and WindStream will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.6.          Independent Nature of Shareholders’ Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. The decision of each Shareholder to acquire the Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose. Each of WindStream and Windaus acknowledges that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

7.7.          Limitation of Liability. Notwithstanding anything herein to the contrary, each of Windaus and WindStream acknowledges and agrees that the liability of a Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

7.8.          Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.9.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.10.       Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.11.       Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Rescission Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.12.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Wyoming are mandatorily applicable to the Transactions.

7.13.       Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

WINDAUS GLOBAL ENERGY, INC.

By: /s/ David Worrall

Name: David Worrall

Title: Chief Executive Officer

WINDSTREAM TECHNOLOGIES, INC.

By: /s/ Dan Bates

Name: Dan Bates

Title: Chief Executive Officer

SHAREHOLDERS:

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ANNEX A

Shareholders of WindStream

Name and Address of Shareholder	Number of Shares of WindStream Stock Exchanged	Percentage of Total Shares of WindStream Stock	Number of Shares of Windaus Stock Received

TOTALS

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ANNEX B

Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“WindStream Constituent Instruments” means the Certificate of Incorporation and Memorandum and Articles of Association of WindStream, as amended to the date of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Windaus Bylaws” means the Bylaws of Windaus, as amended to the date of this Agreement.

“Windaus Charter” means the Articles of Incorporation of Windaus, as amended to the date of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

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ANNEX C

Capitalization